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Memory Pharmaceuticals Reports Third Quarter 2007 Financial Results
MONTVALE, N.J., November 8, 2007/PR Newswire — First Call/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY), a biopharmaceutical company focused on the discovery and development of innovative drug candidates for the treatment of a broad range of central nervous system (CNS) conditions, today reported its financial results for the three and nine months ended September 30, 2007. At September 30, 2007, the Company had cash, cash equivalents and marketable securities of approximately $43.2 million.
“Over the past few months, we have reported important progress with our portfolio of nicotinic alpha-7 receptor agonists, highlighted by the recent positive data for our proof-of-concept Phase 2a trial of MEM 3454 in Alzheimer’s disease,” said Jim Sulat, President and Chief Executive Officer. “The data from that trial further strengthened our belief in the potential of the nicotinic alpha-7 receptor as a target for treating debilitating cognitive disorders, and preparation is underway to initiate a Phase 2a trial of MEM 3454 in cognitive impairment associated with schizophrenia, or CIAS, in the near term.”
For the quarter ended September 30, 2007, the Company reported a net loss of $6.2 million, or $0.09 per share, compared to a net loss of $9.8 million, or $0.26 per share, for the same period in 2006. Net loss for the third quarter of 2007 included a non-cash charge of $0.6 million related to stock-based compensation. Net loss for the third quarter of 2006 included a non-cash gain of $0.3 million related to the warrants issued in the Company’s September 2005 private placement and a non-cash charge of $0.7 million related to stock-based compensation. For the quarter ended September 30, 2007, after removing the effect of the charge related to stock-based compensation, the Company’s non-GAAP net loss was $5.6 million, or $0.08 per share. For the quarter ended September 30, 2006, after removing the effect of the charge related to stock-based compensation and the unrealized gain on the warrants issued in the Company’s 2005 private placement, the Company’s non-GAAP net loss was $9.5 million, or $0.25 per share.
For the nine months ended September 30, 2007, the Company reported a net loss of $25.7 million, or $0.36 per share, compared to a net loss of $16.4 million, or $0.43 per share, for the same period in 2006. Net loss for the nine months ended September 30, 2007 included a non-cash charge of $2.3 million related to stock-based compensation. Net loss for the nine months ended September 30, 2006 included a non-cash gain of $5.8 million related to the warrants issued in the Company’s September 2005 private placement and a non-cash charge of $2.1 million related to stock-based compensation. For the nine months ended September 30, 2007, after removing the effect of the charge related to stock-based compensation, the Company’s non-GAAP net loss was $23.5 million, or $0.33 per share. For the nine months ended September 30, 2006, after removing the effect of the charge related to stock-based compensation and the unrealized gain on the warrants issued in the Company’s 2005 private placement, the Company’s non-GAAP net loss was $20.1 million, or $0.53 per share. A reconciliation of GAAP to non-GAAP results is presented in the tables at the end of this press release.
Prior to January 1, 2007, the fair value of the warrants issued in the Company’s 2005 private placement was required to be classified as a liability on the Company’s Balance Sheet, with the change in fair value recognized in the Company’s Statement of Operations as unrealized gains or losses. Pursuant to the adoption of Emerging Issues Task Force (EITF) Issue No. 00-19-2, Accounting for Registration Payment Arrangements (EITF No. 00-19-2), as of January 1, 2007, the carrying value of these warrants was reclassified to the equity section of the Company’s Balance Sheet.
For the quarter ended September 30, 2007, the Company reported revenue of $5.0 million, compared to revenue of $2.0 million for the same period in 2006. For the nine months ended September 30, 2007, revenue was $10.4 million, compared to revenue of $6.7 million for the same period in 2006. The increase in revenue in the three and nine months ended September 30, 2007 is related to recognizing the $2.2 million in milestone payments received from the Stanley Medical Research Institute in connection with the MEM 1003 Phase 2a bipolar disorder clinical trial, and includes revenue received from Amgen, as well as the amortization of upfront non-refundable fees, milestone payments, and payments received for research and development funding from Roche.
For the quarter ended September 30, 2007, research and development expenses were $9.0 million, compared to $10.0 million for the quarter ended September 30, 2006. The $1.0 million decrease is primarily the result of a $0.6 million decrease in manufacturing costs and a $0.4 million decrease in costs associated with the clinical and preclinical development of MEM 1003 and MEM 3454.
Research and development expenses for the nine months ended September 30, 2007 were $30.1 million compared to $23.3 million for the nine months ended September 30, 2006. The $6.8 million increase includes $6.5 million in increased costs associated with the clinical and preclinical development of MEM 1003 and MEM 3454, and $0.6 million in increased personnel-related costs, offset by a $0.3 million decrease in laboratory materials and supplies.
For the quarter ended September 30, 2007, general and administrative expenses were $2.3 million, compared to $2.4 million for the quarter ended September 30, 2006. The $0.1 million decrease is primarily the result of a $0.2 million decrease in personnel-related costs and a $0.1 million increase in administrative costs.
General and administrative expenses for the nine months ended September 30, 2007 were $7.1 million compared to $6.7 million for the nine months ended September 30, 2006. The $0.4 million increase includes $0.2 million in increased personnel-related costs and $0.2 million in increased administrative costs.
The Company expects that its existing cash, cash equivalents and marketable securities, together with payments required to be made under its collaboration agreements, should be sufficient to fund operating expenses, repayment of equipment notes and capital equipment requirements into the second half of 2008.
Third Quarter Highlights and Recent Developments
—Nicotinic Alpha-7 Receptor Agonist Program

Announced Positive Top-line Data from Phase 2a Trial of MEM 3454 in Alzheimer’s Disease. In November 2007, Memory Pharmaceuticals announced positive top-line data from the randomized, placebo-controlled, multi-center Phase 2a proof-of-concept trial of MEM 3454, the Company’s lead nicotinic alpha-7 receptor partial agonist, in 80 patients with mild to moderate Alzheimer’s disease. MEM 3454 demonstrated a statistically significant effect at the 5 mg and 15 mg doses on both the primary endpoint and certain key secondary endpoints from the Cognitive Drug Research (CDR) battery. The primary endpoint of the trial was the change from baseline in the Quality of Episodic Secondary Memory (QESM) factor score of the CDR battery. Secondary endpoints included other measures from the CDR battery and the ADAS-cog.
Commenced Phase 1 Trial of R4996/ MEM 63908. In August 2007, Memory Pharmaceuticals announced the dosing of the first subject in the single ascending dose (SAD) study of its Phase 1 clinical program of R4996/MEM 63908, a partial agonist of the nicotinic alpha-7 receptor. The commencement of this trial triggered a $2.0 million milestone payment from Roche. The Company expects to complete the SAD study in the first quarter of 2008.
—MEM 1003
Announced Top-line Data from Phase 2a Trial of MEM 1003 in Alzheimer’s Disease. In October 2007, Memory Pharmaceuticals announced top-line data from its Phase 2a study of MEM 1003 in Alzheimer’s disease. The trial failed to meet its primary endpoint, which was a twelve-week mean change in the Alzheimer’s disease Assessment Scale — Cognitive subscale (ADAS-cog) score in the overall population. The negative results, however, were largely driven by an unusually large placebo response in the subgroup of monotherapy subjects. In the subgroup of subjects receiving cholinesterase inhibitors, the change in ADAS-cog favored treatment over placebo and numeric improvements were seen in all of the four secondary endpoints. The Company plans to complete its analysis of the data from this trial and evaluate the potential for further development of this drug candidate.
—Additional Pipeline Programs
Expanded Pipeline to Include 5-HT6 Receptor Antagonist Program. In August 2007, Memory Pharmaceuticals announced the expansion of its drug development pipeline to include a 5-HT6 Antagonist Program. Memory Pharmaceuticals has internally developed a portfolio of novel, potent and selective 5-HT6 antagonists, which includes compounds that are covered by intellectual property licensed from NPS Pharmaceuticals. The Company is evaluating several lead compounds from this portfolio as potential development candidates.
— Financial Position
Secured Additional $4.0 Million in Debt Financing. In October 2007, the Company received the final advance of $4.0 million under its $15.0 million Loan and Security Agreement with Hercules Technology Growth Capital, Inc.
Conference Call and Webcast Information
Memory Pharmaceuticals will hold a conference call on Thursday, November 8, 2007, at 9:00 a.m. EST to discuss the Company’s third quarter 2007 financial results. Slides accompanying the call will be available for download from the “Investors” section of the Company’s website. The conference call will also be broadcast live from the “Investors” section of the Company’s website. Memory

Pharmaceuticals’ senior management will host the conference call. Investors and other interested parties may access the call as follows:

Date:	Thursday, November 8, 2007
Time:	9:00 a.m. EST
Telephone (U.S.):	866.314.9013
Telephone (international):	617.213.8053
Participant Passcode:	64962595
Webcast:	http://www.memorypharma.com under the “Investors” section
An audio replay of the conference call will be available from 11:00 a.m. EST on Thursday, November 8, 2007, until Thursday, November 15, 2007. To access the replay, please dial 888.286.8010 (U.S.) or 617.801.6888 (international) and enter passcode number 43832722. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.
About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
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MEMORY PHARMACEUTICALS CORP.
CONDENSED STATEMENTS OF OPERATIONS & NON-GAAP ADJUSTMENTS
(in thousands — except share and per share information)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue	$5,026	$1,958	$10,444	$6,682
Operating expenses:

Research and development	8,988	10,044	30,096	23,266

General and administrative	2,259	2,376	7,104	6,677

Total operating expenses	11,247	12,420	37,200	29,943

Loss from operations	(6,221)	(10,462)	(26,756)	(23,261)

Change in fair value of warrants	—	308	—	5,801

Interest income, net	39	340	1,030	1,088

Net loss before income taxes	(6,182)	(9,814)	(25,726)	(16,372)
Income taxes	(3)	9	3	8

Net loss	$(6,179)	$(9,823)	$(25,729)	$(16,380)

Net loss per common share:

Basic and diluted net loss	$(0.09)	$(0.26)	$(0.36)	$(0.43)

Basic and diluted weighted average number of shares of common stock outstanding	72,610,018	37,923,706	71,617,983	37,835,147

Non-GAAP Adjustments:

Net loss	$(6,179)	$(9,823)	$(25,729)	$(16,380)

Unrealized (gain)/loss on warrants	—	(308)	—	(5,801)

Non-cash compensation charge associated with share-based payments	604	673	2,259	2,062

Non-GAAP net loss[1]	$(5,575)	$(9,458)	$(23,470)	$(20,119)

Non-GAAP basic and diluted net loss per share[1]	$(0.08)	$(0.25)	$(0.33)	$(0.53)

[1]	Excludes gains or losses on the warrants issued in the 2005 private placement and the expense associated with share-based payments.

MEMORY PHARMACEUTICALS CORP.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Cash, cash equivalents and marketable securities	$43,225	$51,323
Other current assets	1,759	1,397
Restricted cash	505	509
Deferred financing costs	483	—
Property and equipment, net	6,312	7,413

Total assets	$52,284	$60,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (excluding deferred revenue)	$8,257	$7,664
Warrant liability	—	8,724

Equipment notes payable, less current portion	129	345
Loan payable, less current portion	8,491	—
Deferred revenue	18,109	20,707

Total liabilities	34,986	37,440
Stockholders’ equity	17,298	23,202

Total liabilities and stockholders’ equity	$52,284	$60,642